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                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549



                                 FORM 8-K
                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 1994

                             BRT REALTY TRUST
            (Exact name of registrant as specified in charter)

Massachusetts            I-7172                   13-2755856
(State or other     (Commission File No.)         (IRS Employer
jurisdiction of                                    I.D. No.)
incorporation)

60 Cutter Mill Road, Suite 303, Great Neck, New York  11021
(Address of principal executive office)                (Zip Code)

Registrant's telephone number, including area code (516) 466-3100


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Item 5.   Other Events

     On June 14, 1994, a subsidiary of BRT Realty Trust ("BRT") indirectly sold for cash the fee interest of a property located in midtown Manhattan ("Property") to One Liberty Properties Inc. ("One Liberty"), a related party, for a consideration of $5,250,000. The transaction and sales price were approved by the Board of Trustees of BRT, including the independent trustees, subject to receipt of an independent real estate appraisal. After receipt of an independent real estate appraisal from Cushman & Wakefield substantiating the purchase price of $5,250,000, the transaction was completed, resulting in a gain to BRT of approximately $687,000.

     The Property was sold subject to a long term net lease with a current annual rent of $550,000, which annual rent increases by $50,000 every five years (the next increase in 1999). The lease is commonly referred to as a triple net lease, with the tenant being responsible for taxes, utilities, insurance and repairs (structural and non-structural). The Property consists of a thirteen-story plus penthouse elevator building and a seven-story elevator building containing a total of 126 apartments, 11 stores and one office. For a period of ten years from the closing, BRT will receive fifty (50%) percent of any premium which One Liberty receives under the lease as a result of the conversion of the leasehold position to cooperative ownership.

     The transaction, including the price, was recommended to the Board of Trustees by Fredric H. Gould, the Chairman of the Board of Trustees, Israel Rosenzweig, President and Jeffrey Gould, Executive Vice President. It was recommended by these officers after the asset was valued, taking into consideration the rental stream to be paid to the fee position during the remaining term of the lease and the type and location of the property, subject to receipt of an independent appraisal. The entire consideration was paid in cash, thereby affording BRT the ability to pay off a prior lien of $2,654,960 against this asset and to reduce its bank debt by approximately $1,600,000.

     Fredric H. Gould, Chairman of the Board of Trustees of BRT is also Chairman of the Board of One Liberty, Marshall Rose, Vice Chairman of BRT, is Vice Chairman of One Liberty and Matthew Gould, Vice President of BRT, is President of One Liberty. In addition, Arthur Hurand, a member of the Board of Trustees of BRT, is a director of One Liberty, Israel Rosenzweig and Nathan Kupin, Trustees of BRT are Vice Presidents of One Liberty and Simeon Brinberg, David W.

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     Kalish and Jeffrey Gould, are officers of One Liberty.
     All of the individuals listed above as well as One Liberty, are holders (directly or indirectly) of shares of beneficial interest of BRT. One Liberty hold 203,767 shares of beneficial interest of BRT, and is also the sole holder of the 1,030,000 shares of preferred stock outstanding, representing 14.7% of the shares entitled to vote. Also, Gould Investors L.P. ("Gould"), a master limited partnership in which Fredric H. Gould and Marshall Rose are general partners and principal executive officers of Gould's corporate managing partner, owns 917,400 shares of Common Stock of One Liberty, representing 68.5% of the outstanding Common Stock and 52.6% of the voting power of One Liberty. Israel Rosenzweig, Matthew Gould, Jeffrey Gould, Simeon Brinberg and David Kalish, officers of BRT and One Liberty, are also officers of Gould's corporate managing general partner.

     For further ownership information, reference is made to the Notice of Annual Meeting of Shareholders and Proxy Statement of BRT dated March 7, 1994. Reference is also made to the Form 8-K of One Liberty Properties, Inc. dated June 27,
          1994.
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                                Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   BRT REALTY TRUST




Date:     June 28, 1994          By:
                                    Simeon Brinberg, Secretary